Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Stillwater Mining Company Announces Extension of the Cash Tender Offer for the

Company’s 1.75% Convertible Senior Notes due 2032

Littleton, Colorado, June 6, 2017 — Stillwater Mining Company, a Delaware corporation, (“Stillwater”) today announced an extension of the expiration of their previously announced tender offer (the “Offer”) with respect to the right of each holder (each, a “Holder”) of the Company’s 1.75% Convertible Senior Notes due 2032 (the “Notes”) at the Holder’s option, to require the Company to repurchase for cash such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on June 15, 2017 (the “Fundamental Change Repurchase Date”), at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date, pursuant to the terms and conditions of the Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Reference Property to be Received Upon Conversion, Notice of Entry into Supplemental Indenture and Offer to Repurchase, dated May 17, 2017.

Stillwater has extended the expiration of the Offer until 12:01 a.m., New York City time (the “Expiration Time”) on June 15, 2017, unless further extended (the “Expiration Date”).

NOTICE TO INVESTORS ABOUT THE OFFER

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase the 1.75% Convertible Senior Notes due 2032 is being made pursuant to the Schedule TO-I and related tender offer materials that Stillwater filed with the United States Securities and Exchange Commission (“SEC”) on May 17, 2017. The Tender Offer Statement on Schedule TO, the Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Reference Property to be Received Upon Conversion, Notice of Entry into Supplemental Indenture and Offer to Repurchase, dated May 17, 2017 and the Notice of Anticipated Merger Effective Date, Notice of Right to Convert, dated April 26, 2017 contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials will be made available to Holders at no expense to them by Okapi Partners LLC, the information agent, by contacting Okapi Partners LLC toll free at: (877) 279-2311. In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

CONTACT:

Investors:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokers, Please Call: (212) 297-0720

Noteholders and All Others, Please Call Toll-Free: (877) 279-2311